EXHIBIT 12

                        GRANITE BROADCASTING CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED
                      CHARGES AND PREFERRED STOCK DIVIDEND
                          (In thousands except ratios)

                                                                                                                        Pro Forma
                                                                       Years ended December 31,                        Latest Twelve
                                                 --------------------------------------------------------------------  Months Ended
                                                                                                              1996       March 31,
                                                   1992         1993        1994       1995         1996    Pro Forma      1997
                                                 --------     --------    -------    --------     --------   --------  -------------
Fixed Charges:
  Interest expense                               $ 11,689     $ 10,988    $10,719    $ 27,188     $ 37,114   $40,030      $ 40,401
  Amortization of deferred financing costs            305          505        842       1,738        2,271     2,705         2,705
  Interest component of rental expense                 40           38         35          35           48        48            48
                                                 --------     --------    -------    --------     --------   -------      --------
    Total fixed charges                            12,034       11,531     11,596      28,961       39,433    42,783        43,154
Preferred stock dividend                               93          236      3,735       3,550        3,525    22,650        22,650
                                                 --------     --------    -------    --------     --------   -------      --------
  Combined fixed charges and preferred
   stock dividend                                $ 12,127     $ 11,767    $15,331    $ 32,511     $ 42,958   $65,433      $ 65,804
                                                 ========     ========    =======    ========     ========   =======      ========

Earnings:
  Income (loss) before income taxes
   and extraordinary item                          (5,297)      (4,507)     3,497        (228)      (5,133)      189        (1,899)

  Combined fixed charges and preferred
   stock dividend                                  12,127       11,767     15,331      32,511       42,958    65,433        65,804
                                                 --------     --------    -------    --------     --------   -------      --------
Adjusted earnings                                $  6,830     $  7,260    $18,828      32,283       37,825    65,622        63,905
                                                 ========     ========    =======    ========     ========   =======      ========
Ratio of earnings to combined fixed charges
  and preferred stock dividend                        --           --        1.23x        --           --       1.00x          --